EXHIBIT 10-2

TERM LOAN NOTE

$2,500,000.00	March 19, 2010

FOR VALUE RECEIVED, PHOTOMEDEX, INC., a Delaware corporation, having an office at 147 Keystone Drive, Montgomeryville, Pennsylvania 18936 (the “Maker”) hereby promises to pay to the order of CLUTTERBUCK FUNDS LLC (the “Payee”), at its office at 200 Public Square, Suite 2910, Cleveland, Ohio 44114 or at such other place as the holder may, from time to time, designate, the sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00), plus interest at twelve percent (12%) percent per annum, in lawful money of the United States, in the manner and at the times set forth in this Note (as defined below) and the Loan Agreement (as defined below).

This Term Note (as amended, modified, increased, renewed, restated and replaced from time to time, this “Note”) is issued pursuant to that certain Term Loan and Security Agreement, dated as of the date hereof, by and between Maker and Payee (as amended, modified, increased, renewed, restated and replaced from time to time, “Loan Agreement”) and is subject to all of the terms thereof.  All defined terms used herein shall have the meanings ascribed to them in the Loan Agreement.  This Note is secured by the Collateral described in the Loan Agreement.

Upon and after the occurrence and during the continuance of an Event of Default, if so requested, Maker promises to pay interest, on demand, on the principal amount of this Note from time to time outstanding under the Loan Agreement, at the Default Rate.  The Maker waives demand, presentment, protest and notice of any kind and consents to the extension of time of payments, the release, surrender or substitution of any and all security or guarantees for the obligations evidenced hereby or other indulgence with respect to this Note, all without notice.  This Note may not be changed, modified or terminated except by an agreement in writing, signed by the party to be charged.

This Note shall be governed by and construed in accordance with the laws of the State of Delaware. The Maker hereby irrevocably consents to the jurisdiction of any federal court located in the Northern District of Ohio with respect to any action brought in respect of this Note.

Maker hereby WAIVES THE RIGHT TO A TRIAL BY JURY and all rights of setoff and to interpose permissive counterclaims and cross claims by any such actions.  Maker further agrees to pay to Payee the costs and expenses of enforcement and collection of this Note, including reasonable attorneys’ fees and expenses and court costs.

This Note shall be binding upon the successors, assigns and legal representatives of the Maker and inure to the benefit of the Payee, any holder and their successors, endorsees, assigns and legal representatives.

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PHOTOMEDEX, INC.
By:	/s/ Dennis M. McGrath
Name: Dennis M. McGrath
Title: Chief Executive Officer

 [Signature Page to Term Loan Note]